Exhibit 99.1

Walmart Completes Acquisition of Jet.com, Inc.

BENTONVILLE, Ark. - (September 19, 2016) Wal-Mart Stores, Inc. (WMT: NYSE) today announced completion of the company’s acquisition of Jet.com, Inc., following expiration of the waiting period under federal regulations. The news was initially shared on Instagram by Walmart President and CEO Doug McMillon.
As previously disclosed, Walmart acquired Jet.com for approximately $3 billion in cash, a portion of which will be paid over time, and $300 million of Walmart shares, all of which will be paid over time. The deal builds on Walmart’s strong e-commerce foundation and is intended to help accelerate growth and deliver a seamless shopping experience for customers. Walmart.com and Jet.com will operate as separate brands, while leveraging technology and talent across both entities.
“We’re thrilled to welcome the Jet.com team to the Walmart family and excited to expand the ways we serve our current customers and reach new customers online,” McMillon said. “Jet brings a unique approach and technology that puts customers in control of their experience, helping them find additional ways to save.”
With the close of the deal, Marc Lore, founder and CEO of Jet.com, now joins Walmart’s leadership team, serving as executive vice president at Walmart and president and CEO of Walmart eCommerce in the U.S. He will lead both Walmart.com and Jet.com, reporting to McMillon.
“I can’t wait to jump in and get started,” Lore said. “I’ll be spending a lot of time with the team in the coming weeks and months focused on scaling Walmart.com and Jet.com, building on our solid foundations. Together we will be stronger and move even faster to reimagine the future of shopping.”
Guidance and Other Deal Details:
As originally announced on August 8, approximately $300 million of Walmart shares will be paid over time as part of the transaction. As part of this, Lore received restricted stock units providing for the issuance of 3,554,093 shares of Walmart common stock par value $0.10 per share, to be paid over a five-year period. The shares underlying the restricted stock units vest according to the following schedule, subject to Lore’s continued employment by Walmart through each vesting date: (1) 10% on the first anniversary of the closing of Walmart’s acquisition of Jet.com, Inc.; (2) 1.25% per month for the 12 months between the first and second anniversaries of the closing; (3) 1.67% per month for the 12 months between the second and third anniversaries of the closing; (4) 2.08% per month for the 12 months between the third and fourth anniversaries of the closing; and (5) 2.5% per month for the 12 months between the fourth and fifth anniversaries of the closing. Notwithstanding the requirement that Lore remain employed to continue to vest in the restricted stock units, if Walmart terminates Lore’s employment without cause or he resigns for good reason, Lore will fully vest in any unvested shares of restricted stock units according to the vesting schedule set forth above.

Exhibit 99.1

The award of restricted stock units was granted outside of Walmart’s 2015 Stock Incentive Plan but, except as provided otherwise in the award agreement, will generally be subject to the same terms and conditions as apply to awards of restricted stock units under that Plan. Walmart’s Board of Directors and its Compensation, Nominating and Governance Committee approved this restricted stock unit award in reliance on the employment inducement exception to shareholder approval provided under Section 303A.08 of the NYSE Listed Company Manual.
Walmart initially estimated a $0.05 dilutive impact to 2017 fiscal year earnings associated with this acquisition, as a result of the operating losses and one-time transaction costs, assuming the transaction would close near the beginning of the company’s fourth quarter. With the close occurring in the middle of the third quarter, the company expects some marginal dilution above its initial estimate to 2017 fiscal year earnings.

About Walmart
Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, nearly 260 million customers and members visit our 11,527 stores under 63 banners in 28 countries and e-commerce websites in 11 countries. With fiscal year 2016 revenue of $482 billion, Walmart employs more than 2.3 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart. Online merchandise sales are available at http://www.walmart.com and http://www.samsclub.com.

About Jet.com
Jet is among the fastest growing and most innovative e-commerce companies in the U.S. With best-in-class technology that rewards customers in real time with savings on items that are bought and shipped together, Jet reached $1 billion in run-rate Gross Merchandise Value (GMV) and offered 15 million SKUs in its first year, relying on a select group of more than 2,400 retailer and brand partners tailored to create an attractive and distinctive assortment for consumers. Jet has a growing customer base of urban and millennial customers with more than 400,000 new shoppers added monthly and an average of 25,000 daily processed orders.

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Investor Relations contact
Steve Schmitt (479) 258-7172

Media Relations contact
Ravi Jariwala, Randy Hargrove (800) 331-0085

Forward Looking Statements
The statements in this press release regarding the impact of this acquisition are believed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended (the “Act”), that are intended to enjoy the protection of the safe harbor for forward-looking statements provided by the Act. These forward-looking statements are subject to certain risks, uncertainties and other factors.